Exhibit 99.1

Aradigm Announces Second Quarter 2011 Financial Results

Two Key Transactions Strengthen Balance Sheet—Company Completes $8.5M Royalty Financing and Raises $4.75M in PIPE

Hayward, CA – August 9, 2011 – Aradigm Corporation (OTC BB: ARDM.OB) (the “Company”) today announced financial results for the second quarter and six months ended June 30, 2011.

Total revenue was approximately $0.2 million for the second quarter of 2011, compared with no revenue for the second quarter of 2010. Revenue for the second quarter of 2011 reflects the quarterly royalty payment from Zogenix for product sales of SUMAVEL® DosePro™ needle-free delivery system for treatment of acute migraine and cluster headaches.

The Company’s net loss for the second quarter of 2011 was approximately $2.9 million, or $0.02 per share, compared with a net loss of approximately $4.1 million, or $0.04 per share, for the second quarter of 2010. Total operating expenses for the second quarter of 2011 were approximately $3.0 million, compared with total operating expenses of approximately $4.1 million for the second quarter of 2010. The decrease in operating expenses was primarily due to expense reduction efforts and lower clinical and manufacturing costs for the inhaled ciprofloxacin program versus the prior year period.

As of June 30, 2011, cash, cash equivalents and short-term investments totaled approximately $9.4 million and do not include net proceeds of approximately $4.4 million from the July 2011 PIPE transaction.

Recent Highlights

The Company announced that:

•

On June 22, 2011, it has entered into an $8.5 million royalty financing agreement with a syndicate of lenders arranged by PBS Capital Management LLC. The agreement created a debt obligation (the “Term Loan”) that will be repaid through and secured by royalties from net sales of the SUMAVEL DosePro (sumatriptan injection) needle-free delivery system payable to Aradigm under its Asset Purchase Agreement (“APA”) with Zogenix, Inc. The APA provides for Aradigm to receive 3% royalty on net sales of SUMAVEL DosePro in all territories. Under the terms of the royalty financing agreement, Aradigm received a loan of $8.5 million, less fees, transaction and legal expenses (estimated to be approximately $473,000) and an additional $250,000 set aside for an Interest Reserve Account. The lenders will be entitled to receive 100% of all royalties payable to Aradigm under the APA until the principal and accrued interest of the Term Loan are fully repaid, after which time the benefit of any further royalties made under the APA will accrue to Aradigm. The Term Loan will accrue interest at the rate equal to the greater of a) LIBOR or b) one-and-a-half percent (1.50%), plus a margin of fourteen-and-a-half percent (14.5%). To the extent royalty payments are insufficient to pay accrued and unpaid interest under the financing, the shortfall will be funded from the Interest Reserve Account or, if the account is insufficient to pay all of the interest due, the shortfall will be capitalized and added to the principal balance of the Term Loan. The lenders were granted a security interest in the assets of an Aradigm subsidiary that holds Aradigm’s rights to receive royalty payments under the APA. The lenders have no recourse to

Exhibit 99.1

other assets of Aradigm for repayment of the loan. In connection with the transaction, Aradigm issued to the lenders warrants to purchase a total of 2,840,909 shares of Aradigm common stock at a strike price of $0.22, representing a 20% premium above the average closing price of Aradigm common stock for the ten trading days immediately preceding the closing of the transaction. The warrants expire on December 31, 2016.

•

On July 5, 2011, it has entered into a definitive agreement for the sale of common stock to three existing shareholders, including accounts managed by First Eagle Investment Management LLC and Tavistock Life Sciences, in a private placement for aggregate gross proceeds of $4.75 million. The closing of the private placement occurred on July 7, 2011. Under the terms of the agreement, the Company agreed to sell an aggregate of 25,000,000 shares of common stock at a price of $0.19 per share. After deducting for fees and expenses, the net proceeds from the sale of the shares of common stock are anticipated to be approximately $4.4 million.

•

On June 16, 2011, positive top line data was generated from its recently concluded Phase 2b study (Once-Daily Respiratory Bronchiectasis Inhalation Treatment—ORBIT-1) with Aradigm’s ciprofloxacin for inhalation (CFI, ARD-3100, Lipoquin™) in patients with non-cystic fibrosis bronchiectasis. The primary endpoint—the mean change in Pseudomonas aeruginosa colony forming units per gram of sputum (CFUs) from baseline to day 28 – was met in the full analysis population. There was no statistically significant difference between the 2 mL and 3 mL ARD-3100 doses. ARD-3100 was well-tolerated and no bronchodilator treatment was mandated before inhaled study treatments. There were no statistically significant differences between the active and placebo groups in the number of patients experiencing at least one respiratory treatment-emergent adverse event. The incidence of serious adverse events (SAEs) was low; there were a total of 6 SAEs and none of them were treatment related.

•

On June 6, 2011, it has received orphan drug designation from the U.S. Food and Drug Administration (FDA) for ciprofloxacin for inhalation for the management of bronchiectasis. Previously, Aradigm received orphan drug designations from FDA for liposomal ciprofloxacin for inhalation for the management of bronchiectasis and for liposomal ciprofloxacin for the management of cystic fibrosis. Orphan drug designation is intended to encourage research and development of new therapies for diseases that affect fewer than 200,000 patients in the United States. As a designated orphan drug, Aradigm’s ciprofloxacin drug candidates are eligible for tax credits based upon their clinical development costs, as well as assistance from the FDA in guiding the drug candidates through the regulatory approval process. The designation also provides the opportunity to obtain market exclusivity for seven years from the date of NDA approval.

“We are very pleased with the successful completion of the Phase 2b ORBIT-1 study and the financial transactions that resulted in a much improved cash balance. The Company’s resources continue to be very focused on preparation for Phase 3 studies with our inhaled ciprofloxacin. In addition, we continue to seek non-dilutive financing of our development programs through collaborative partnerships and monetization of our non-core assets,” said Igor Gonda, the Company’s President and Chief Executive Officer.

About inhaled ciprofloxacin

Ciprofloxacin is a widely prescribed antibiotic to treat infections of the lung frequently experienced by cystic fibrosis (CF) and non-cystic fibrosis bronchiectasis (BE) patients. It is often preferred because of its broad-spectrum anti-bacterial action. The available oral and intravenous formulations of the drug are used to treat episodes of acute exacerbations of lung infections in CF patients. The Company’s once-a-day novel inhaled formulations of ciprofloxacin are encapsulated in liposomes, allowing for a sustained release of the drug within the lung and improving airway tolerability. The formulations are to be used for chronic maintenance therapy as they are expected to achieve higher antibiotic concentration at the site of infection and relatively low systemic antibiotic concentrations to minimize side-effects. ARD-3100 (CFI, Lipoquin) is a liposomal

Exhibit 99.1

formulation of ciprofloxacin. ARD-3150 is a dual release formulation (DRCFI, Pulmaquin™) that is a mixture of ARD-3100 with unencapsulated ciprofloxacin. The Company previously reported positive results in Phase 2a studies of 22 CF patients and 36 BE patients who received ARD-3100 (Lipoquin) once-a-day for 2 (CF) or 4 (BE) weeks, respectively. The Phase 2b study ORBIT-2 (Once-Daily Respiratory Bronchiectasis Inhalation Treatment) was a 168 day, double-blind, placebo-controlled trial in 42 randomized BE patients with once daily ARD-3150 (Pulmaquin) that resulted in excellent reduction of Pseudomonas aeruginosa colony forming units (CFUs), as well as a significant increase in the time to first exacerbation in the active group vs. placebo. Most recently, the Company reported positive top line data from the Phase 2b study ORBIT-1 with Aradigm’s ciprofloxacin for inhalation (ARD-3100, Lipoquin) in patients with non-cystic fibrosis bronchiectasis. The primary endpoint – the mean change in Pseudomonas aeruginosa CFUs from baseline to day 28 – was met in the full analysis population with both the 2 mL and 3 mL doses vs. placebo. The Company is also developing these formulations as a potential medication for the prevention and treatment of bioterrorism infections, such as inhaled anthrax and tularemia. Aradigm has been granted orphan drug designation for liposomal ciprofloxacin for cystic fibrosis in the U.S. and the E.U., and for liposomal ciprofloxacin and for inhaled ciprofloxacin for BE in the U.S.

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of a portfolio of drugs delivered by inhalation for the treatment of severe respiratory diseases by pulmonologists. The Company has product candidates addressing the treatment of bronchiectasis, cystic fibrosis, inhalation anthrax and tularemia infections and smoking cessation.

More information about Aradigm can be found at www.aradigm.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements, including, but not limited to, statements regarding the product development efforts for the inhaled liposomal ciprofloxacin program and continued receipt of royalties from Zogenix, Inc. These forward-looking statements involve risk and uncertainties, as well as the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 25, 2011, and the Company’s Quarterly Reports on Form 10-Q.

Aradigm and the Aradigm Logo are registered trademarks of Aradigm Corporation.

SOURCE: Aradigm Corporation

Contact: Nancy Pecota, Chief Financial Officer, 510-265-8800

Exhibit 99.1

ARADIGM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Revenues	$184	$—	$366	$4,000

Operating expenses:
Research and development	1,584	2,736	3,064	5,573
General and administrative	1,440	1,382	2,575	2,635
Restructuring and asset impairment	10	13	20	26

Total operating expenses	3,034	4,131	5,659	8,234

Loss from operations	(2,850)	(4,131)	(5,293)	(4,234)
Interest income	1	4	3	14
Interest expense	(46)	(109)	(53)	(218)
Other income (expense), net	1	108	2	106

Net loss	$(2,894)	$(4,128)	$(5,341)	$(4,332)

Basic and diluted net loss per common share	$(0.02)	$(0.04)	$(0.03)	$(0.04)

Shares used in computing basic and diluted net loss per common share	170,731	104,891	170,435	102,396

Exhibit 99.1

ARADIGM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2011	December 31, 2010
	(Unaudited)	*
ASSETS
Current assets:
Cash and cash equivalents	$8,481	$5,295
Short-term investments	899	251
Receivables	97	180
Prepaid and other current assets	480	180

Total current assets	9,957	5,906
Property and equipment, net	1,319	1,553
Notes receivable	56	54
Other assets	583	115

Total assets	$11,915	$7,628

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$212	$257
Accrued clinical and cost of other studies	921	993
Accrued compensation	716	327
Facility lease exit obligation	108	99
Other accrued liabilities	778	450

Total current liabilities	2,735	2,126
Deferred rent	121	99
Facility lease exit obligation, non-current	677	729
Other non-current liabilities	75	75
Note payable, net of discount and accrued interest	8,145	—
Shareholders’ equity	162	4,599

Total liabilities and shareholders’ equity	$11,915	$7,628

*	The balance sheet at December 31, 2010 has been derived from the audited financial statements at that date.

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